Exhibit 99.1
2600 Citadel Plaza Drive
P.O. Box 924133
Houston, Texas 77292-4133

NEWS RELEASE

Information: Tim Goss, Phone: (713) 866-6050

WEINGARTEN REALTY INCREASES SAME PROPERTY NET

OPERATING INCOME BY 4.8% AND FUNDS FROM OPERATIONS

BY 9.5%

Houston, May 8, 2012 --- Weingarten Realty (NYSE: WRI) announced today the results of its operations for the first quarter ended March 31, 2012. The supplemental financial package can be found on the Company’s website under the Investor Relations tab.

First Quarter Operating and Financial Highlights

•	Recurring Funds from Operations (“FFO”) increased 9.5% to $0.46 per diluted share over the same quarter of last year;

•	Same Property Net Operating Income (“NOI”) for our retail portfolio increased by 4.8% over the prior year;

•	Retail occupancy improved to 93.4% during the quarter, up from 92.3% for the same quarter of last year; and

•	As previously reported, the Company entered into a definitive agreement subsequent to quarter-end to sell its wholly-owned industrial portfolio for $382 million.

Financial Results

The Company reported net income attributable to common shareholders of $12.3 million or $0.10 per diluted share (hereinafter “per share”) for the first quarter of 2012, as compared to $7.2 million or $0.06 per share for the same period in 2011. Included in net income for both 2012 and 2011 were non-cash impairments of $0.08 and $0.01 per share, respectively.

In accordance with the recently clarified definition of FFO issued by the National Association of Real Estate Investment Trusts, FFO excludes the effect of impairments of operating properties. Impairments of non-operating assets such as land held for future development are included in Reported FFO but are excluded in the calculation of Recurring FFO.

For the current quarter, Reported FFO was $55.8 million or $0.46 per share compared to $50.2 million or $0.41 per share for 2011. Reported FFO for 2012 and 2011 exclude non-cash impairments of operating properties of $0.08 and $0.01 per share, respectively.

Recurring FFO for the first quarter of 2012 was $0.46 per share or $56.4 million. For the same quarter last year, Recurring FFO was $0.42 per share or $50.5 million. This increase in Recurring FFO per share of 9.5% over the prior year was primarily due to improved operations of the Company’s existing portfolio and reduced interest expense due to favorable refinancing transactions.

A reconciliation of net income to both Reported and Recurring FFO is shown on the attached financial statement and is also shown on page 5 of the supplemental package.

Operating Results

Retail Same Property NOI for the quarter increased 4.8% versus a year ago. This is primarily due to continued strength in leasing operations and a reduction in merchant fallouts.

The Company produced strong leasing results again during the first quarter with 409 new leases and renewals totaling 2.1 million square feet and representing $25.7 million of annual revenue. The 409 transactions were comprised of 142 new leases and 267 renewals, representing annual revenues of $6.4 million and $19.3 million, respectively. On a cash basis, rental rates for new retail leases increased by 4.1% and 5.3% on retail renewals. The blended rate was 5.1%.

Retail occupancy increased to 93.4% in the first quarter from 92.3% in the first quarter of 2011. Occupancy of spaces smaller than 10,000 square feet increased to 86.8% from 85.1% in the first quarter of 2011. Industrial occupancy decreased slightly to 86.8% compared to 87.0% during the first quarter of 2011. Overall, occupancy increased to 91.7% compared to 90.9% during the first quarter of 2011.

“Our increase of 4.8% in retail Same Property NOI was the strongest we have attained in several years. This is a testament to not only the strength of our operating platform and our team, but also to the quality of our outstanding portfolio of properties,” said Johnny Hendrix, Executive Vice President and Chief Operating Officer.

Industrial Divestiture and Capital Recycling

As announced last month, the Company contracted to sell its wholly-owned industrial portfolio to DRA Advisors LLC (“DRA”) for $382 million. This portfolio includes 52 properties aggregating 9.6 million square feet, and was priced at about an 8% capitalization rate. The sale to DRA is expected to close in the next 30 days. The Company is also actively pursuing the divestiture of its interests in its industrial joint ventures that own an additional 21 properties. The proceeds from these sales will be used to reduce debt, significantly improving the Company’s financial metrics and further strengthening its balance sheet.

During the quarter, the Company sold ten assets for $48 million and has an additional $134 million under contract or letter of intent. As communicated previously, the Company is focused on selling its lower-tier assets and redeploying that capital into higher quality investments in its target markets. The Company acquired five retail assets for $22 million during the quarter and has an additional $31 million under contract.

“We are very pleased with the pending divestiture of our industrial portfolio as well as our continued progress in selling our non-core retail assets. This will transform WRI into a pure-play retail REIT and significantly improve the overall quality of our portfolio,” said Drew Alexander, President and Chief Executive Officer.

Dividend

The Board of Trust Managers declared a common dividend of $0.29 per share for the second quarter of 2012. The dividend is payable in cash on June 15, 2012 to shareholders of record on June 7, 2012.

The Board of Trust Managers also declared dividends on the Company’s preferred shares. Dividends related to the 6.75% Series D Cumulative Redeemable Preferred Shares (NYSE:WRIPrD) are $0.421875 per share for the quarter. Dividends on the 6.95% Series E Cumulative Redeemable Preferred Shares (NYSE:WRIPrE) are $0.434375 per share for the same period. Dividends on the 6.50% Series F Cumulative Redeemable Preferred Shares (NYSE:WRIPrF) are $0.40625 per share for the quarter. All preferred dividends are payable on June 15, 2012 to shareholders of record on June 7, 2012.

Revised FFO Guidance

Due to the impending sale of the industrial portfolio, the Company revised full year Recurring FFO guidance to a range of $1.76 to $1.84 per share. This assumes dispositions of retail properties of $150 to $250 million for the full year which is in addition to the sale of the industrial properties. This revised guidance and the related assumptions are included on page 46 of the supplemental package.

Conference Call Information

The Company also announced that it will host a live webcast of its quarterly conference call on May 9, 2012 at 10:00 a.m. Central Time. The live webcast can be accessed via the Company’s website at www.weingarten.com. Alternatively, if you are not able to access the call on the web, you can listen live by phone by calling (888) 771-4371 (conference ID # 31992783). A replay and Podcast will be available through the Company’s website starting approximately two hours following the live call.

About Weingarten Realty Investors

Weingarten Realty Investors (NYSE: WRI) is a commercial real estate owner, manager and developer. At March 31, 2012, the Company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 374 developed income-producing properties and 11 properties under various stages of construction and development. The total number of properties includes 309 neighborhood and community shopping centers located in 22 states spanning the country from coast to coast. The Company also owns 73 industrial projects located in California, Florida, Georgia, Tennessee, Texas and Virginia and three other operating properties located in Arizona and Texas. At March 31, 2012, the Company’s portfolio of properties was approximately 74.1 million square feet. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.

Forward-Looking Statements

Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.

Weingarten Realty Investors

(in thousands, except per share amounts)

Financial Statements

	Three Months Ended March 31,
	2012	2011
CONDENSED CONSOLIDATED STATEMENTS OF INCOME	(Unaudited)
Rentals, net	$119,747	$115,561
Other Income	2,724	2,546

Total Revenues	122,471	118,107

Depreciation and Amortization	34,377	32,951
Operating Expense	23,014	21,526
Real Estate Taxes, net	14,164	14,285
Impairment Loss	6,852	770
General and Administrative Expense	8,307	6,536

Total Expenses	86,714	76,068

Operating Income	35,757	42,039
Interest Expense, net	(31,429)	(36,694)
Interest and Other Income, net	2,386	2,055
Gain on Sale of Real Estate Joint Venture and Partnership Interests	5,562	-
Equity in Earnings of Real Estate Joint Ventures and Partnerships, net	4,075	3,397
Benefit for Income Taxes	22	316

Income from Continuing Operations	16,373	11,113

Operating Income from Discontinued Operations	2,191	5,015
Gain on Sale of Property from Discontinued Operations	3,634	-

Income from Discontinued Operations	5,825	5,015
Gain on Sale of Property	440	1,060

Net Income	22,638	17,188
Less: Net Income Attributable to Noncontrolling Interests	(1,441)	(1,092)

Net Income Adjusted for Noncontrolling Interests	21,197	16,096
Less: Preferred Share Dividends	(8,869)	(8,869)

Net Income Attributable to Common Shareholders -- Basic	$12,328	$7,227

Net Income Attributable to Common Shareholders -- Diluted	$12,328	$7,227

FUNDS FROM OPERATIONS
Numerator:
Net Income Attributable to Common Shareholders	$12,328	$7,227
Depreciation and Amortization	37,619	36,928
Depreciation and Amortization of Unconsolidated Real Estate
Joint Ventures and Partnerships	5,644	5,964
Impairment of Operating Properties and Real Estate Equity Investments	9,779	762
Impairment of Operating Properties of Unconsolidated Real Estate
Joint Ventures and Partnerships	-	411
Gain on Sale of Property and Interests in Real Estate Equity Investments	(9,573)	(1,060)
Loss on Sale of Property of Unconsolidated Real Estate
Joint Ventures and Partnerships	-	10

Funds from Operations -- Basic	55,797	50,242
Funds from Operations Attributable to Operating Partnership Units

Funds from Operations -- Diluted	55,797	50,242
Adjustments for Recurring FFO:
Other Impairment Loss, net of tax	244	162
Acquisition Costs	336	101

Recurring Funds from Operations -- Diluted	$56,377	$50,505

Denominator:
Weighted Average Shares Outstanding -- Basic	120,481	120,142

Weighted Average Shares Outstanding -- Diluted	121,441	121,101

PER SHARE DATA
Earnings Per Common Share -- Basic	$0.10	$0.06

Earnings Per Common Share -- Diluted	$0.10	$0.06

FFO -- Per Diluted Share
Net Income Attributable to Common Shareholders per Share	$0.10	$0.06
Adjustments for Reported FFO:
Impairment of Operating Properties	0.08	0.01
Depreciation, Amortization and Other Adjustments	0.28	0.34

Reported Funds from Operations -- Diluted per Share	$0.46	$0.41
Adjustments for Recurring FFO:
Other Impairment Loss, net of tax	-	-
All Other Adjustments	-	0.01

Recurring Funds from Operations -- Diluted per Share	$0.46	$0.42

Weingarten Realty Investors

(in thousands)

Financial Statements

	$xxxxxxxx.xx	$xxxxxxxx.xx
	March 31,	December 31,
	2012	2011
CONDENSED CONSOLIDATED BALANCE SHEETS	(Unaudited)	(Audited)
ASSETS

Property	$4,263,222	$4,688,526
Accumulated Depreciation	(981,443)	(1,059,531)
Property Held for Sale, net	414,413	73,241
Investment in Real Estate Joint Ventures and Partnerships, net	338,332	341,608
Notes Receivable from Real Estate Joint Ventures and Partnerships	92,216	149,204
Unamortized Debt and Lease Costs, net	117,346	115,191
Accrued Rent and Accounts Receivable, net	69,702	86,530
Cash and Cash Equivalents	18,024	13,642
Restricted Deposits and Mortgage Escrows	9,834	11,144
Other, net	170,895	168,671

Total Assets	$4,512,541	$4,588,226

LIABILITIES AND EQUITY
Debt, net	$2,497,561	$2,531,837
Accounts Payable and Accrued Expenses	95,436	124,888
Other, net	115,285	107,919

Total Liabilities	2,708,282	2,764,644

Commitments and Contingencies

EQUITY
Preferred Shares of Beneficial Interest	8	8
Common Shares of Beneficial Interest	3,649	3,641
Additional Paid-In Capital	1,989,198	1,983,978
Net Income Less Than Accumulated Dividends	(327,296)	(304,504)
Accumulated Other Comprehensive Loss	(27,068)	(27,743)

Shareholders’ Equity	1,638,491	1,655,380
Noncontrolling Interests	165,768	168,202

Total Liabilities and Equity	$4,512,541	$4,588,226